Exhibit 5.1

                       [Letterhead of The Otto Law Group]

                                  May 25, 2004

maxxZone.com, Inc.
1770 N. Green Valley Parkway, Suite 3214
Henderson, Nevada 89014

Ladies and Gentlemen:

         In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 12,085,000 shares of common stock (the "Shares") to be issued pursuant to Contract for Professional Consulting Services dated December 15, 2003, by and between MaxxZone.com, Inc. and Eric L. Brown, as amended on May 19, 2004 (the "Brown Agreement"); Consulting Services Agreement dated February 12, 2004, by and between MaxxZone.com, Inc., and The Otto Law Group, PLLC, as amended on May 19, 2004 (the "OLG Agreement"); Consulting Services Agreement dated May 19, 2004, by and between MaxxZone.com, Inc., and Howard Falcon (the "Falcon Agreement"); and Non-employee Director Agreement dated May 19, 2004, by and between MaxxZone.com, Inc. and Stephen J. Careaga (the "Careaga Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Brown Agreement, the OLG Agreement, the Falcon Agreement, the Careaga Agreement and in accordance the Form S-8, the Shares will be validly issued, fully paid and nonassessable shares of the Company's common stock.

     We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

                                                     Very truly yours,

                                                     THE OTTO LAW GROUP, PLLC

                                                     /s/ The Otto Law Group